Exhibit 99.4

NetSuite Inc.
Unaudited Pro Forma Condensed Combined Financial Information
The following unaudited pro forma condensed combined financial information (the “pro forma financial statements”) and related notes present the historical condensed combined financial information of NetSuite Inc. and its subsidiaries (“NetSuite”, “its”, and similar terms unless otherwise indicated) and Bronto Software, Inc. (“Bronto”) after giving effect to NetSuite's acquisition of Bronto that was completed on June 8, 2015 as well as the assumptions, reclassifications, and adjustments described in the accompanying notes to the unaudited pro forma financial statements.
The unaudited pro forma condensed combined balance sheet (the “pro forma balance sheet”) as of March 31, 2015 is presented as if the acquisition of Bronto had occurred on March 31, 2015. The unaudited pro forma condensed combined statements of operations (the “pro forma statements of operations”) for the year ended December 31, 2014 and the three months ended March 31, 2015 are presented as if the acquisition had occurred on January 1, 2014. The historical financial information is adjusted in the unaudited pro forma financial statements to give effect to pro forma adjustments that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) with respect to the pro forma statements of operations, expected to have a continuing impact on the combined results.
The preliminary purchase price allocation used in the accompanying unaudited pro forma financial statements is based on estimates as of the date of this report and will differ from the final purchase price allocation. The unaudited pro forma financial statements do not reflect the cost of any integration activities or the benefit that may result from the realization of future cost savings from operating synergies, or any revenue, tax, or other synergies between NetSuite and Bronto.
The unaudited pro forma financial statements are not necessarily indicative of, or intended to represent, the results that would have been achieved had the transaction been consummated as of the dates indicated or that may be achieved in the future.
The unaudited pro forma financial statements should be read in conjunction with NetSuite’s historical consolidated financial statements and accompanying notes included in the NetSuite’s Annual Report on Form 10-K for the year ended December 31, 2014, NetSuite’s Quarterly Report on Form 10-Q for the three months ended March 31, 2015, the historical financial statements of Bronto for the year ended December 31, 2014, and the historical unaudited condensed consolidated interim financial statements of Bronto for the three months ended March 31, 2015.

NetSuite Inc.
Pro Forma Condensed Combined Balance Sheets
As of March 31, 2015
(dollars in thousands)
(unaudited)

	Historical
	NetSuite Inc.	Bronto Software	Pro Forma Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$386,834	$3,060	$(98,225)	(a)	$291,669
Short-term marketable securities	72,455	—	—		72,455
Accounts receivable, net	122,418	4,097	(131)	(b)	126,384
Deferred commissions	51,495	1,032	(1,032)	(c)	51,495
Other current assets	38,313	1,725	139	(d)	40,177
Total current assets	671,515	9,914	(99,249)		582,180
Marketable securities, non-current	7,434	—	—		7,434
Property and equipment, net	66,048	4,260	(21)	(e)	70,287
Deferred commissions, non-current	13,140	—	—		13,140
Goodwill	120,067	—	146,219	(f)	266,286
Other intangible assets, net	29,457	—	32,560	(g)	62,017
Other assets	11,785	401	—		12,186
Total assets	$919,446	$14,575	$79,509		$1,013,530
Liabilities and total equity
Current liabilities:
Accounts payable	$4,525	$1,394	$—		$5,919
Deferred revenue	309,463	8,014	(4,283)	(h)	313,194
Accrued compensation	34,112	1,391	—		35,503
Accrued expenses	28,631	1,670	4,676	(i)	34,977
Other current liabilities	17,138	1,697	(1,697)	(j)	17,138
Total current liabilities	393,869	14,166	(1,304)		406,731
Long-term liabilities:
Convertible 0.25% senior notes, net	268,687	—	—		268,687
Deferred revenue, non-current	13,912	—	—		13,912
Other long-term liabilities	15,560	3,685	(3,685)	(k)	15,560
Total long-term liabilities	298,159	3,685	(3,685)		298,159
Total liabilities	692,028	17,851	(4,989)		704,890
Commitments and contingencies
Total equity:
Common stock, par value	776	9	1	(l)	786
Additional paid-in capital	808,407	813	85,068	(m)	894,288
Accumulated other comprehensive loss	(9,845)	(77)	77	(n)	(9,845)
Accumulated deficit	(571,920)	(4,021)	(648)	(o)	(576,589)
Total equity	227,418	(3,276)	84,498		308,640
Total liabilities and total equity	$919,446	$14,575	$79,509		$1,013,530

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

NetSuite Inc.
Pro Forma Condensed Combined Statement of Operations
For the Three Months Ended March 31, 2015
(dollars and shares in thousands, except per share data)
(unaudited)

	Historical
	NetSuite Inc.	Bronto Software	Pro Forma Adjustments		Pro Forma Combined
Revenue:
Subscription and support	$132,974	$10,825	$—	(p)	$143,799
Professional services and other	31,843	—	—		31,843
Total revenue	164,817	10,825	—		175,642
Cost of revenue:
Subscription and support	20,990	2,048	670	(q)	23,708
Professional services and other	31,371	—	—		31,371
Total cost of revenue	52,361	2,048	670		55,079
Gross profit	112,456	8,777	(670)		120,563
Operating expenses:
Product development	29,719	2,553	—		32,272
Sales and marketing	83,254	5,428	815	(r)	89,497
General and administrative	18,433	2,261	(360)	(s)	20,334
Total operating expenses	131,406	10,242	455		142,103
Operating loss	(18,950)	(1,465)	(1,125)		(21,540)
Other income / (expense), net:
Interest income	103	1	—		104
Interest expense	(3,633)	(40)	40	(t)	(3,633)
Other expense, net	2	(124)	—		(122)
Total other income / (expense), net	(3,528)	(163)	40		(3,651)
Loss before income taxes	(22,478)	(1,628)	(1,085)		(25,191)
Provision for income taxes	235	3	—	(u)	238
Net loss	(22,713)	(1,631)	(1,085)		(25,429)
Net loss per common share, basic and diluted	$(0.29)				$(0.32)
Weighted average number of shares used in computing net loss per share	77,276		1,031	(v)	78,307

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

NetSuite Inc.
Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2014
(dollars and shares in thousands, except per share data)
(unaudited)

	Historical
	NetSuite Inc.	Bronto Software	Pro Forma Adjustments		Pro Forma Combined
Revenue:
Subscription and support	$447,782	$37,168	$(3,206)	(p)	$481,744
Professional services and other	108,502	—	—		108,502
Total revenue	556,284	37,168	(3,206)		590,246
Cost of revenue:
Subscription and support	72,007	6,899	2,680	(q)	81,586
Professional services and other	104,803	—	—		104,803
Total cost of revenue	176,810	6,899	2,680		186,389
Gross profit	379,474	30,269	(5,886)		403,857
Operating expenses:
Product development	106,706	8,664	—		115,370
Sales and marketing	290,961	15,929	5,062	(r)	311,952
General and administrative	65,138	7,690	—	(s)	72,828
Total operating expenses	462,805	32,283	5,062		500,150
Operating loss	(83,331)	(2,014)	(10,948)		(96,293)
Other income / (expense), net:
Interest income	220	4	—		224
Interest expense	(14,309)	(127)	127	(t)	(14,309)
Other expense, net	(451)	2	—		(449)
Total other income / (expense), net	(14,540)	(121)	127		(14,534)
Loss before income taxes	(97,871)	(2,135)	(10,821)		(110,827)
Provision for income taxes (benefit)	2,166	(208)	—	(u)	1,958
Net loss	(100,037)	(1,927)	(10,821)		(112,785)
Net loss per common share, basic and diluted	$(1.31)				$(1.46)
Weighted average number of shares used in computing net loss per share	76,174		1,031	(v)	77,205

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1. Basis of Pro Forma Presentation
The unaudited pro forma balance sheet as of March 31, 2015 combines NetSuite’s historical condensed balance sheet derived from the unaudited condensed consolidated financial statements from its Quarterly Report on Form 10-Q for the three months ended March 31, 2015 with the historical unaudited condensed consolidated interim balance sheet of Bronto for the same period and has been prepared as if NetSuite’s acquisition of Bronto had occurred on March 31, 2015. The unaudited pro forma statements of operations for the three months ended March 31, 2015 and for the year ended December 31, 2014 were derived from the unaudited condensed consolidated financial statements from NetSuite’s Quarterly Report on Form 10-Q for the three months ended March 31, 2015 and the audited consolidated financial statements from NetSuite’s Annual Report on Form 10-K for the year ended December 31, 2014, respectively, with the historical consolidated statements of operations for Bronto for the same periods and has been prepared as if NetSuite’s acquisition had occurred on January 1, 2014.
Bronto’s audited historical consolidated financial statements for the year ended December 31, 2014 and unaudited condensed consolidated financial statements for the three months ended March 31, 2015 are included in this Current Report on Form 8-K/A. These statements should be read in conjunction with such historical financial statements. The historical financial information is adjusted in the unaudited pro forma financial statements to give effect to pro forma adjustments that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) with respect to the pro forma statements of operations, expected to have a continuing impact on the combined results.
NetSuite has accounted for the acquisition of Bronto under the acquisition method of accounting in accordance with the authoritative guidance on business combinations. As such, NetSuite uses management’s best estimates and assumptions to allocate fair value to the tangible and intangible assets acquired and liabilities assumed as of the acquisition date. Goodwill as of the acquisition date is measured as the excess of purchase consideration over the fair value of net tangible assets and identifiable intangible assets acquired. The pro forma financial statements and related notes include pro forma adjustments based on a preliminary valuation of acquired assets and assumed liabilities from Bronto. The final purchase price allocation will differ from that reflected in the unaudited pro forma financial statements.
The unaudited pro forma financial statements are presented solely for informational purposes and are not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company.
The unaudited pro forma financial statements do not reflect any integration activities or cost savings from future operating synergies, or any revenue, tax, or other synergies that could result from the acquisition.

Certain reclassification adjustments have been made to conform to the current presentation. The following reclassification adjustments have been made to Bronto’s historical financial statements to conform to NetSuite’s presentation (in thousands):

	Historical Bronto Software line items	Reclassification adjustments to conform to NetSuite presentation	Revised historical Bronto Software
Balance Sheet
As of March 31, 2015:
Other current assets	$—	$1,725	$1,725
Prepaid assets and other current assets	1,683	(1,683)	—
Deferred income tax asset	42	(42)	—

Other assets	—	401	401
Restricted cash	208	(208)	—
Other	193	(193)	—

Accrued compensation	—	1,391	1,391
Accrued expenses	3,061	(1,391)	1,670

Other current liabilities	—	1,697	1,697
Current portion of long-term debt and other	1,613	(1,613)	—
Current portion of deferred rent expense	84	(84)	—

Other long-term liabilities	—	3,685	3,685
Long-term debt, net of current portion	2,511	(2,511)	—
Deferred rent expense	1,150	(1,150)	—
Deferred income tax liability	24	(24)	—

Income Statement

No reclassifications were required to the presentation of Bronto’s historical financial statements in order to conform to the Company’s presentation

2. Purchase Consideration and Preliminary Purchase Price Allocation
On June 8, 2015, the Company completed the purchase of all the outstanding equity of Bronto Software, Inc. (“Bronto"), a private company that provides a cloud-based marketing platform for its customers to drive revenue through their email, mobile and social campaigns. Bronto functionality will enhance the Company’s existing email marketing solution and its existing omnichannel commerce platform. Beginning in the second quarter of 2015, Bronto assets, liabilities and operating results are reflected in the Company’s condensed consolidated financial statements from the date of acquisition. The Company paid approximately $98.2 million in cash and issued 1,030,508 unregistered shares of the Company's common stock with a fair value of $85.9 million, inclusive of a discount from the quoted market price due to certain trading restrictions associated with the shares. Of the consideration paid, $39.6 million is being held in escrow for up to 18 months following the close of the transaction in the event of certain breaches of representations and warranties covered in the purchase agreement. Another $3.9 million is being held in escrow for up to two years as protection against tax contingencies and losses. Acquisition related transaction costs amounted to $4.7 million in the period ended June 30, 2015 and are reflected as general and administrative expense in the statement of operation.

Under the acquisition method of accounting, the Company allocated the purchase price to the identifiable assets and liabilities based on their estimated fair value at the date of acquisition. To determine the value of the intangible assets, the Company made various estimates and assumptions. Methodologies used in valuing the intangible assets include, but are not limited to, the with-and-without excess earnings and multiple period excess earnings method for customer relationships, relief of royalty for trademarks and multiple period excess earnings method for developed technology. The excess of the purchase price over the total net identifiable assets has been recorded as goodwill which includes synergies expected from the expanded service capabilities and the value of the assembled work-force in accordance with generally accepted accounting principles. Goodwill is not expected to be deductible for tax purposes. The Company did not record any in-process research and development intangible assets in connection with the acquisition.

The following table summarizes the allocation of the consideration to the fair value of assets acquired and liabilities assumed at the acquisition date:

(dollars in thousands)
Cash	$1,667
Accounts receivable	4,139
Property and equipment	4,009
Deferred tax assets	5,547
Developed technology	13,400
Customer relationships	13,100
Customer relationships - backlog	3,000
Trademarks	3,060
Goodwill	156,385
Deferred tax liabilities	(13,792)
Taxes payable	(2,358)
Other assets / liabilities, net	(4,051)
Fair value of assets acquired and liabilities assumed	$184,106

The fair value of the 1,030,508 unregistered shares of common stock issued as part of the consideration paid for Bronto ($85.9 million) was determined on the basis of the closing market price of the Company’s common stock on the acquisition date less a discount for lack of marketability due to the 6-month restriction of resale as a result of SEC Rule 144 for issuance of unregistered shares to a non-affiliate as such term is defined therein. The fair value of the acquired identifiable intangible assets is provisional pending receipt of the final valuation for those assets.

The Company will amortize certain intangible assets on a straight-line basis, except for customer relationship - backlog, which is amortized in proportion to the related revenue recognition, over the following periods:

	Fair Value Amount	Useful Life
	(dollars in thousands)	(in years)
Developed technology	$13,400	5
Customer relationships	13,100	7
Customer relationships - backlog	3,000	1.5
Trademarks	3,060	3

The initial accounting for Bronto accounts receivable, fixed assets, other customer related liabilities, vendor obligations and employee related liabilities is incomplete because the Company is in the process of determining the fair value of these assets and liabilities. The Company is also undertaking an analysis of certain tax matters associated with the Bronto acquisition which could result in an adjustment to the acquisition price allocation.

In accordance with the Bronto acquisition agreement, in the third quarter of 2015, the Company will grant $15.0 million in restricted stock units to certain former employees of Bronto that were hired by the Company, and will grant another $10.0 million in restricted stock units on the one year anniversary of the close date to certain employees of the Company that are working on the Bronto business. The restricted stock units will vest over four years in accordance with the terms of the Company's equity compensation plan. The costs of the equity grants will be recognized in the Company's statement of operations over the four-year vesting period.

NetSuite believes the amount of goodwill resulting from the allocation of purchase consideration is primarily attributable to expected operating synergies, assembled workforce, and the future development initiatives of the assembled workforce. Goodwill is not expected to be deductible for tax purposes.

Upon completion of the fair value assessment, it is anticipated that the final purchase price allocation will differ from the preliminary assessment outlined above. Any changes to the preliminary estimates of the fair value of the assets acquired and liabilities assumed will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.

3. Pro Forma Adjustments
The pro forma adjustments included in the unaudited pro forma condensed combined financial information are as follows (in thousands):
a) Cash and cash equivalents

March 31, 2015
To record cash consideration paid to Bronto shareholders	$(98,225)
Total adjustments to Cash and cash equivalents	$(98,225)
b) Accounts receivable

March 31, 2015
To record fair value adjustments to acquired Accounts receivable	$(131)
Total adjustments to Accounts receivable	$(131)
c) Deferred commissions

March 31, 2015
To record fair value adjustments to Deferred commissions	$(1,032)
Total adjustments to Deferred commissions	$(1,032)
d) Other current assets

March 31, 2015
To record fair value adjustments to acquired Other current assets	94
To record reclass of prepaid insurance and customer deposits from Prepaid expenses	$45
Total adjustments to Other current assets	$139
e) Property and equipment, net
To eliminate $4.3 million of historical net book value of Bronto Property and equipment for which the fair value was determined in purchase accounting and to record $4.2 million in fair value adjustments to the acquired Property and equipment, resulting in a net fair value reduction of $21,000.
f) Goodwill

March 31, 2015
To record preliminary Goodwill for purchase consideration in excess of fair value of net assets acquired in connection with Bronto acquisition	$146,219
Total adjustments to Goodwill	$146,219
g) Other intangible assets, net

March 31, 2015
To record preliminary fair value adjustments to acquired Intangible assets	$32,560
Total adjustments to Other intangible assets, net	$32,560
h) Deferred revenue

March 31, 2015
To record preliminary fair value adjustments to Deferred revenue to reflect the fair value to fulfill the remaining contractual obligations	$(4,283)
Total adjustments to Deferred revenues	$(4,283)

i) Accrued expenses

March 31, 2015
To accrue for transaction costs incurred by NetSuite prior to the acquisition date, net of transaction costs payable by Bronto shareholders	$4,527
To accrue for income tax remediation fees	104
To record reclass of prepaid insurance and customer deposits from Prepaid expenses	45
Total adjustments to Accrued expenses	$4,676

j) Other current liabilities

March 31, 2015
To eliminate Short term debt not assumed as part of the Bronto acquisition and to eliminate historical Deferred rent payable of Bronto	$(1,697)
Total adjustments to Other current liabilities	$(1,697)
k) Other long-term liabilities

March 31, 2015
To eliminate Long term debt not assumed as part of the Bronto acquisition	$(2,511)
To eliminate the historical Deferred rent payable of Bronto	(1,150)
To eliminate historical Deferred tax liabilities	(24)
Total adjustments to Other long-term liabilities	$(3,685)
l) Common stock

March 31, 2015
To eliminate the historical Common stock of Bronto	$(9)
To record adjustments to Common stock related to stock consideration	10
Total adjustments to Common stock	$1
m) Additional paid-in capital

March 31, 2015
To eliminate historical Additional paid-in capital of Bronto	$(813)
To record adjustments to Additional paid-in capital related to stock consideration	85,881
Total adjustments to Additional paid-in capital	$85,068
n) Accumulated and other comprehensive loss

March 31, 2015
To eliminate historical Accumulated and other comprehensive loss of Bronto	$77
Total adjustments to Accumulated and other comprehensive loss	$77
o) Accumulated deficit

March 31, 2015
To eliminate historical Accumulated deficit of Bronto	$4,021
To accrue for transaction costs incurred by NetSuite prior to the acquisition date	(4,669)
Total adjustments to Accumulated deficit	$(648)
p) Revenue

	Three Months Ended March 31, 2015	Year Ended December 31, 2014
To record preliminary fair value adjustments to Revenue to reflect the fair value to fulfill the remaining contractual obligations	$—	$(3,206)
Total adjustments to Revenue	$—	$(3,206)

q) Cost of revenue

	Three Months Ended March 31, 2015	Year Ended December 31, 2014
To record amortization expense related to the developed technology intangible asset calculated as if the acquisition had occurred on January 1, 2014	$670	$2,680
Total adjustments to Cost of revenue	$670	$2,680

r) Sales and marketing

	Three Months Ended March 31, 2015	Year Ended December 31, 2014
To record the amortization expense related to the acquired customer relationships, customer relationships - backlog, and trademark intangible assets calculated as if the acquisition had occurred on January 1, 2014	$815	$5,687
To eliminate the amortization of Deferred commissions due to the fair value adjustment of Deferred commissions as of January 1, 2014	—	(625)
Total adjustments to Sales and marketing	$815	$5,062
s) General and administrative

	Three Months Ended March 31, 2015	Year Ended December 31, 2014
To eliminate transaction costs by NetSuite incurred in connection with the acquisition of Bronto	$(360)	$—
Total adjustments to General and administrative	$(360)	$—
t) Interest expense

	Three Months Ended March 31, 2015	Year Ended December 31, 2014
To eliminate interest expense related to Long-term debt settled on the acquisition date	$40	$127
Total adjustments to Interest expense	$40	$127
u) Provision for income taxes
Due to valuation allowances on net deferred tax assets, the unaudited pro forma condensed combined statement of operations do not reflect statutory rate adjustments for pro forma purposes.
v) Weighted-average shares used to compute net loss per share attributable to common stockholders
To record the common stock issued as consideration to Bronto's stockholders. We have excluded the effects of certain awards issued or granted in connection with the acquisition, including the $15.0 million of restricted stock units granted in the third quarter of 2015, from the diluted earnings per share calculation for the pro forma combined year ended December 31, 2014 and the three months ended March 31, 2015 because the impact would be anti-dilutive.